Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing
(712) 277-7305
jewing@terraindustries.com

Terra suspends production at Woodward facility

Sioux City, Iowa (November 21, 2005)—Terra Industries Inc. (NYSE symbol: TRA) announced today that it has indefinitely suspended all production at its Woodward, Okla., facility. The shutdown is due to mechanical repairs and catalyst changes. Terra will not resume production at the facility in the near term due to high natural gas costs which have not been offset by increases in nitrogen products and methanol selling prices, the seasonal lull in nitrogen fertilizer demand and uncertainty over how much nitrogen fertilizer is likely to be used in 2006.

The Woodward facility’s management and staff will make repairs, inspect equipment and change out some process catalysts through the first half of December. This will permit the facility to resume more efficient production in the second half of December or at a later date when ammonia and UAN demand and selling prices increase and/or natural gas costs decrease to the point where the facility can operate with positive cash flow. Terra expects to fulfill its Woodward sales commitments during the shutdown from inventories at Woodward and other Terra locations.

Said Terra’s President and CEO Michael L. Bennett, “Continuing high natural gas costs make it imprudent to build nitrogen product inventories that are not covered by firm sales orders. While we cannot predict when market changes will permit us to restart the Woodward facility, we are confident that we have the product supply and logistics capabilities to fulfill all Terra sales commitments during the shutdown and to meet our customers’ future needs.”

Terra Industries Inc., with pro forma 2004 revenues of $1.9 billion including the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.